EXHIBIT 10(c)

The Extension of Amended and Restated Executive Employment Agreement and Retention Payment Program (Extension Agreements) are effective for the President and all Vice Presidents of the Registrant and extend the terms of the Amended and Restated Executive Employments Agreements dated April 19, 2002 and the Retention Payment Program agreements dated between March 4, 2002 and March 14, 2002. The effective dates of the Extension Agreements range between October 28, 2003 and November 11, 2003 and have expiration dates that vary between January 5, 2007 and July 31, 2008. The provisions of the Retention Payment Program agreements expire on the earlier of July 31, 2008 or the date on which the officer’s employment agreement with the Company terminates (after giving effect to all extensions and renewals thereof). Other than base salaries, length of contracts, the employees’ titles and the dates on which the employees’ obligations to repay their Fidelity Payments end, there are no other differences in the terms of the Extension Agreements, the body of which is provided in this Exhibit.

EXTENSION

of

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

and

RETENTION PAYMENT PROGRAM

This Extension of Amended and Restated Executive Employment Agreement and Retention Payment Program (this “Agreement”) is made this              day of                         , 20             by and between NORTH PITTSBURGH TELEPHONE COMPANY, a Pennsylvania business corporation having its principal office at 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044-9311 (hereinafter called “Employer”), and                         , whose residential address is                                               (hereinafter called the “Employee”).

WHEREAS, Employee is currently employed by Employer as an executive officer subject to the terms of an Amended and Restated Executive Employment Agreement dated April 19, 2002 (the “Existing Employment Agreement”);

WHEREAS, both Employer and Employee desire to amend the Existing Employment Agreement to extend the Initial Term (as defined in the Existing Employment Agreement), to record Employer’s agreement regarding minimum levels of certain employee benefits, and to clarify that Employee’s obligations with respect to a Fidelity Payment (as such phrase is used in the Existing Employment Agreement) terminate with the expiration of the Initial Term as set forth in the Existing Employment Agreement (that is, with the expiration of the Initial Term without giving effect to the extension of the Initial Term provided for by this Agreement);

WHEREAS, Employer and Employee also are the parties to a letter agreement dated                     , 20         pertaining to and headed “Retention Payment Program” (the “Retention Payment Program Agreement”);

WHEREAS, both Employer and Employee desire to extend the Retention Payment Program Agreement;

EXHIBIT 10(c)

NOW, THEREFORE, for and in consideration of the mutual promises, agreements and covenants herein contained, Employer and Employee, each intending to be legally bound, agree as follows:

1. Extension of Initial Term; Employee Consent to Renewal. Paragraph 2 of the Existing Employment Agreement is amended as follows:

(a) The first sentence of Paragraph 2 of the Existing Employment Agreement is amended to read in its entirety as follows: “The initial term of employment under this Agreement shall be              years and              months in length; such term commenced on September 1, 1999 and shall terminate at 5 p.m. on                             , 20         (the “Initial Term”).”

(b) The following sentence is added before the last sentence of Paragraph 2 of the Existing Employment Agreement: “Any exercise of Employer’s right to renew Employee’s employment under this Agreement pursuant to the preceding sentences shall be with the consent of Employee.”

2. Non-Reduction of Certain Benefits. Clause (iii) of the first sentence of Paragraph 4(a) of the Existing Employment Agreement is amended to read in its entirety as follows: “(iii) include the Employee as a participant in the Employer’s salaried employees’ benefit programs and, on and after June 30, 2003, provide to Employee benefits under each such salaried employees’ benefit program that are no less favorable to Employee than the benefits that were provided to Employee under such benefit plan on June 30, 2003, including without limitation post retirement benefits other than pension benefits;”.

3. End of Fidelity Payment Obligations. Paragraph 11(b) of the Existing Employment Agreement is amended to the extent that the following sentence is added at the end of the second paragraph of such Paragraph 11(b): “This second paragraph of this Paragraph 11(b) shall not apply if termination occurs after                     , 20     or under the circumstances of a “change of Control” as described in Paragraph 12(c) hereto.”

4. Confirmation of Existing Employment Agreement. All terms and provisions of the Existing Employment Agreement as extended and amended by this Agreement remain in full force and effect.

5. Retention Payment Program. Section VI of the Retention Payment Program Agreement is amended to read in its entirety as follows: “The Retention Payment Program shall automatically terminate on July 31, 2008, and this Agreement shall terminate on the earlier of such date and the date your employment agreement with the Company terminates (after giving effect to all extensions and renewals thereof and the provisions of the last sentence of Paragraph 2 of your employment agreement with the Company), if a Change of Control has not occurred on or before such termination date, unless, in either case, the Company extends such termination of the Retention Payment Program or this Agreement.”

6. Counsel. Employee acknowledges that he has been provided with notice that he may review this Agreement with legal counsel of his choosing prior to signing. Employee further acknowledges that Employee has had adequate time to exercise the opportunity to consult with legal counsel of his choosing with regard to this Agreement and that he is entering into this Agreement after having had full opportunity to review its provisions.

7. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

EXHIBIT 10(c)

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement the day and year first above written.

NORTH PITTSBURGH TELEPHONE COMPANY
Attest:

By